Exhibit 99.1

February 21, 2007

Quarterly Report
Fourth Quarter 2006

We are very pleased to report that our net income for the fourth quarter ended December 31, 2006 was $1.8 million, which represented a 14.4% increase over the $1.5 million earned for the fourth quarter ended December 31, 2005. After the effects of dilution, earnings per share for the quarter equaled 62 cents, which represented an 8.8% increase over the 57 cents per share for the same quarter in 2005.

Net income for the fiscal year was a record high $6.5 million, which represented an 11.4% increase over the $5.8 million earned through year-end of 2005. Pre-tax earnings were up 13.4% when compared to the year ended December 31, 2005. This resulted in an increase in our earnings per share on a diluted basis from $2.16 to $2.34, an 8.3% increase.

As of December 31, 2006, total assets reached $629 million, a 10.0% increase when compared to $573 million as of December 31, 2005. Through the help of the merger, as well as internal growth, loans totaled $444 million or a 20.0% increase over loans outstanding as of December 31, 2005. Deposits were up 9.0% over the previous year-end and totaled $469 million as of December 31, 2006.

As was mentioned in the previous quarterly report, the merger with Peoples Bank is now complete, and we continue to be pleased about the contribution that this transaction has made to the growth in the assets and earnings of your company. We have developed a number of teams that are examining the various facets of the operations of our bank, so that we will be focused on increasing efficiencies and improving the delivery of our customer service.

At the end of this fiscal year, Dr. James Ferrell retired from service on our Kentucky Bank Board of Directors. Dr. Ferrell has served on our board since 1980, and his contributions have been significant, and have by no small measure contributed to the success of the bank and your company.

We are pleased to announce that Representative Rocky Adkins, Majority Floor Leader of the House of Representatives, has agreed to serve on our Rowan-Elliott regional advisory board. Mr. Adkins is a resident of Sandy Hook and a graduate of Morehead State University. He is employed by Appalachian Fuels, LLC as Director of Public Affairs. We believe that Mr. Adkins will be able to help us tremendously as a new regional board member.


Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                            Percentage
                                                      12/31/2006         12/31/2005           Change
Assets
  Cash & Due From Banks                             $  14,905,672      $  11,456,496           30.1%
  Securities                                          127,890,612        160,652,346          -20.4
  Loans                                               444,150,390        370,911,882           19.7
  Reserve for Loan Losses                               4,991,277          4,309,403           15.8
    Net Loans                                         439,159,113        366,602,479           19.8
  Federal Funds Sold                                    4,106,000          2,708,000           51.6
  Other Assets                                         43,480,906         31,330,974           38.8
     Total Assets                                    $629,542,303       $572,750,295            9.9%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  87,503,263      $  72,192,661           21.2%
    Savings & Interest Checking                       159,240,794        174,849,623           -8.9
    Certificates of Deposit                           222,063,862        184,589,094           20.3
      Total Deposits                                  468,807,919        431,631,378            8.6
  Repurchase Agreements                                 9,627,533         14,346,285          -32.9
  Other Borrowed Funds                                 88,946,663         76,456,929           16.3
  Other Liabilities                                     6,035,134          3,769,460           60.1
    Total Liabilities                                 573,417,249        526,204,052            9.0
  Stockholders' Equity                                 56,125,054         46,546,243           20.6
    Total Liabilities & Stockholders' Equity         $629,542,303       $572,750,295            9.9%


CONSOLIDATED INCOME STATEMENT

                                               Twelve Months Ending                 Three Months Ending
                                                                Percentage                          Percentage
                                      12/31/2006    12/31/2005    Change    12/31/2006   12/31/2005   Change
Interest Income                       $35,592,847   $28,896,977    23.2%    $9,803,621   $7,823,278     25.3%
Interest Expense                       16,718,208    11,765,672    42.1      4,765,854    3,543,824     34.5
  Net Interest Income                  18,874,639    17,131,305    10.2      5,037,767    4,279,454     17.7
Loan Loss Provision                       475,000       508,100    -6.5        141,000      (75,000)   -288.0
  Net Interest Income After Provision  18,399,639    16,623,205    10.7      4,896,767    4,354,454     12.5
Other Income                            7,471,110     6,748,653    10.7      2,071,043    1,641,194     26.2
Other Expenses                         16,916,884    15,474,017     9.3      4,585,737    3,872,630     18.4
  Income Before Taxes                   8,953,865     7,897,841    13.4      2,382,073    2,123,018     12.2
Income Taxes                            2,467,810     2,077,741    18.8        618,848      581,923      6.3
  Net Income                            6,486,055     5,820,100    11.4      1,763,225    1,541,095     14.4
Net Change in Unrealized Gain (loss)
  on Securities                           462,645    (1,256,826)  136.8        (30,721)    (453,964)    93.2
  Comprehensive Income             $    6,948,700   $ 4,563,274    52.3%    $1,732,504   $1,087,131     59.4%

Selected Ratios
  Return on Average Assets                   1.09%         1.08%                  1.11%       1.08%
  Return on Average Equity                   12.8          12.7                   12.7        13.1

  Earnings Per Share                      $  2.35       $  2.17                $  0.62     $  0.57
  Earnings Per Share - assuming dilution     2.34          2.16                   0.62        0.57
  Cash Dividends Per Share                   1.00          0.92                   0.25        0.23
  Book Value Per Share                      19.59         17.45

  Market Price                          High        Low         Close
  Fourth Quarter '06                   $32.00      $29.50      $31.00
  Third Quarter '06                    $30.00      $26.65      $29.50